                                                          Exhibit 10.3
                           THIRD AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

     This THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT, (this "Agreement") dated as of April 24 1998, by and among Sound Source Interactive, Inc., a Delaware corporation ("SSI/DE"), and Sound Source Interactive, Inc., a California corporation ("SSI/CA") (SSI/DE and SSI/CA collectively, "Employer"), and Vincent J. Bitetti ("Executive").

                              W I T N E S S E T H:

     WHEREAS, Executive has served as Chief Executive Officer of Employer since 1988;

     WHEREAS, Employer and Executive entered into an Amended and Restated Employment Agreement dated as of September 15, 1995, and a Second Amended and restated Employment Agreement dated as of April 30, 1996 (collectively, the "Prior Agreement");

     WHEREAS, Employer and Executive mutually desire to amend and restate the Prior Agreement in its entirety as set forth herein;

     WHEREAS, Executive continues to possess an intimate knowledge of the business and affairs of Employer, its policies, methods, personnel, opportunities and problems;

     WHEREAS, Employer desires to assure itself of Executive's continued employment by Employer and to compensate him for such efforts; and

     WHEREAS, Executive is desirous of committing himself to serve Employer on the terms herein provided;

     NOW, THEREFORE, in consideration of the covenants herein contained, the parties hereto hereby agree as follows:

     1. EMPLOYMENT. Executive is hereby employed as the Chairman of the Board and Chief Executive Officer ("CEO") of Employer. Executive, subject to the direction and control of the Board of Directors of Employer (the "Board"), shall have supervision and control over, and responsibility for, the operations and affairs of Employer, and shall have such other powers and duties as may be from time to time assigned to him by the Board; provided, that in no event shall Executive be required to perform duties not in keeping with his position as an
executive officer of Employer.   Executive hereby accepts such employment, all
subject to the terms and conditions herein contained. Executive hereby agrees that during the period of his employment hereunder he shall devote substantially all of his business time, attention and skills to the business and affairs of Employer and its subsidiaries.

     2. PLACE OF PERFORMANCE. In connection with his employment by Employer, Executive shall be based at Employer's principal executive offices.

     3.   COMPENSATION.

          (a) BASE SALARY. Employer shall pay to Executive, and Executive shall accept, for all services which may be rendered by him pursuant to this Agreement, a base salary ("Base Salary") as hereinafter set forth. The initial Base Salary of Executive hereunder shall be $240,000 per annum. At the end of the first full year of this Agreement, the Base Salary shall be increased by an amount equal to the Base Salary then in effect multiplied by a fraction, the numerator of which shall be the difference between (a) the Consumer Price Index (as hereinafter defined) as of the first anniversary of the Effective Date (as hereinafter defined) and (b) the Consumer Price Index as of the Effective Date, and the denominator of which shall be the Consumer Price Index as of the Effective Date; provided, that the "fraction" set forth in this sentence shall never be zero or less. At the end of each succeeding full year of this Agreement, the Base Salary shall be increased in a like manner.

     Any increase in Base Salary or other compensation granted by Employer, the Board or any committee thereof shall in no way limit or reduce any other obligation of Employer hereunder and, once established at an increased specified rate, Executive's Base Salary hereunder shall not thereafter be reduced, other than as necessitated by Employer's adverse financial condition. Executive's salary shall be payable in accordance with Employer's payroll practices as from time to time in effect.

     For purposes of this Agreement, the "Consumer Price Index" as of any particular date means the Consumer Price Index for Urban Consumers for All Items, as reported in the Monthly Labor Review (published by the Bureau of Labor Statistics of the United States Department of Labor) in respect of the month immediately preceding such particular date. In the event that the Consumer Price index is not available, a successor or substitute index shall be used for the computations herein set forth. In the event that the Consumer Price Index or such successor or substitute index is not published, a reliable governmental or other nonpartisan publication evaluating the information theretofore used in determining the Consumer Price index shall be used for the computations herein set forth.

     (b) ADDITIONAL CASH COMPENSATION. Employer shall pay Executive compensation in addition to Executive's Base Salary upon Employer's attainment of one or more revenue or profitability levels. This additional compensation shall be computed on an annual basis at the close of the Employer's fiscal year and paid to Executive within ten days of completion of the annual audit. Any disagreements regarding the calculation of the bonuses payable under this
Section 3(b) shall be determined by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Los Angeles, California. Such arbitration shall be conducted by a single arbitrator who shall be a certified public accountant associated with a "Big Six" accounting firm and not affiliated with either party. Such arbitrator shall be selected by Employer and shall be reasonably acceptable to Executive.

          (i) REVENUE ATTAINMENT. Employer shall pay Executive a cash bonus if Employer realizes certain gross revenues. The cash bonus shall be based upon the following schedule:

                                                      Cumulative
                Revenue Attainment                    Cash Bonus
                ------------------                    ----------
                    $ 7,500,000                        $ 25,000

                    $10,000,000                        $ 75,000

                    $15,000,000                        $125,000

The foregoing schedule shall apply in respect of the fiscal year ending June 30, 1998. The revenue attainment levels set forth in the schedule shall be increased annually by 60 percent per annum for each subsequent fiscal year during the term of this Agreement.

          (ii) EMPLOYER GROSS PROFIT. Employer shall pay Executive a cash bonus if Employer achieves successful gross profit levels. For purposes hereof, "gross profit" means total revenues less cost of sales as determined by Employer's independent public accountants in accordance with GAAP consistently applied. The cash bonus shall be calculated based upon the following performance schedule:

                                                      Cumulative
                   Gross Profit                       Cash Bonus
                   ------------                       ----------
                    $2,000,000                         $ 50,000

                    $2,250,000                         $ 75,000

                    $2,500,000                         $100,000

The foregoing schedule shall apply respect of the fiscal year ending June 30, 1998. The gross profit levels set forth in the schedule shall be increased annually by 60 percent per annum for each subsequent year during the term of this Agreement.

          (iii) PRE-TAX PROFITABILITY. Employer shall pay Executive a cash bonus upon Employer's achieving certain levels of pre-tax profitability. For purposes hereof, "pre-tax profitability" shall mean earnings before interest, amortization, depreciation and income taxes divided by gross revenues as determined by Employer's independent public accountants in accordance with GAAP consistently applied. For each fiscal year during the term of this Agreement, the cash payment shall be based on the following pre-tax profitability schedule:


                      Pre-Tax                         Cumulative
                   Profitability                      Cash Bonus
                   -------------                      ----------
                        10%                            $ 50,000

                        15%                            $100,000

          (iv) SEPARATE BONUS CATEGORIES. Each of the three bonus categories set forth above shall be independent of each other and Executive may obtain cash bonuses from one or more of the categories in the same fiscal year.

     (c) AUTOMOBILE. In order to facilitate travel by Executive in the performance of his duties hereunder, Employer shall furnish Executive, at no expense to him, with an automobile owned or leased by Employer; provided, that the total cost to the Company for lease/purchase payments shall not exceed $1,000 per month. The manufacturer and type of such automobile shall be chosen by Employer. Employer shall reimburse Employee for all expenses of maintaining, insuring and operating such automobile upon the presentation of appropriate vouchers and/or receipts (to the extent that Employer does not pay such expenses directly). At the discretion of Executive, Employer shall, in lieu of furnishing Executive with an automobile owned or leased by Employer and paying all maintenance, insurance and operation expenses in connection therewith, reimburse Executive for all expenses he incurs in maintaining, insuring and operating one automobile owned or leased by Executive upon the presentation of appropriate vouchers and/or receipts (to the extent that Employer does not pay such expenses directly); provided, that the aggregate amount of such expenses subject to reimbursement shall not exceed $1,000 per month.

     (d) LIFE INSURANCE. During the term of his employment hereunder, the Company shall purchase and keep in effect life insurance in the amount of $5,000,000 on the life of the Executive; provided, that the total cost to the Company for such insurance shall not exceed $7,500 per annum. Such life insurance will name as beneficiaries those individuals designated by the Executive.

     (e) EXPENSES. During the term of his employment hereunder, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder, provided that Executive properly accounts therefor in accordance with Employer's policy relating thereto. Without limiting the generality of the foregoing, the parties agree that any travel Executive undertakes in connection with the performance of his duties hereunder shall be in business class or better, and Employer shall reimburse Executive for such expenses.

     (f) BENEFIT PLANS. Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement currently available, or made available by Employer in the future, to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Employer shall not make any changes in any employee benefit plans or arrangements in effect on the date hereof or during the term of this Agreement in which Executive participates (including, without limitation, any pension and retirement plan, supplemental pension and retirement plan, savings and profit sharing plan, stock ownership plan, stock purchase plan, stock option plan, life insurance plan, medical insurance plan, disability plan, dental plan, health-and-accident plan or arrangement) which would adversely affect Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executives of Employer and does not result in a proportionately greater reduction in the rights of or benefits to Executive as compared with any other executive of Employer. Any payments or benefits payable to Executive hereunder in respect of any calendar year during which Executive is employed by Employer for less than the entire such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of calendar days in such calendar year during which he is so employed.

     (g) VACATIONS, HOLIDAYS AND SICK LEAVE. Executive shall be entitled to the number of paid holidays, personal days off, vacation days and sick leave days in each calendar year as are determined by Employer from time to time for its senior executive officers, but not less than four weeks in any calendar year (prorated, in any calendar year during which Executive is employed under this Agreement for leans than the entire such year, in accordance with the number of calendar days in such calendar year during which he is so employed). Vacation may be taken in Executive's discretion, so long as it is not inconsistent with the reasonable business needs of Employer. Executive shall be entitled to accrue from year to year all vacation days not taken by him.

     (h) PERQUISITES. Executive shall be entitled to continue to receive the perquisites and fringe benefits appertaining to the office of the Chief Executive Officer of Employer in accordance with present practice and appropriate to the industry.

     (i) KEY MAN LIFE INSURANCE. Executive shall cooperate with Employer to secure, for Employer, a key man life insurance policy on the life of Executive in the amount of $2,000,000 to $5,000,000, to be paid to Employer upon Executive's death.

     (j) BASE SALARY NOT EFFECTED BY OTHER BENEFITS. None of the benefits to which Executive is entitled under any of the provisions of Sections 3(b) - 3(g) hereof shall in any manner reduce or be deemed to be in lieu of the Base Salary payable to Executive pursuant to Section 3(a) hereof.

     (k) STOCK OPTIONS. SSI/DE shall grant to Executive options to purchase 50,000 shares of the common stock of SSI/DE pursuant to the 1995 Stock Option Plan of SSI/DE. Such options shall be fully vested on the date of grant, which shall be not later than April 30, 1998. The exercise price of 25,000 of such options shall be $2.50 per share, and the exercise price of 25,000 of such options shall be $5.00 per share.

     4. TERM OF EMPLOYMENT. The employment by Employer of Executive pursuant hereto shall commence as of the date hereof (the "Effective Date") and, subject to the provisions of Section 5 hereof, shall terminate on December 31, 2000 (the "Termination Date"). This Agreement shall automatically be extended for one additional year beyond the Termination Date (the "Extended Termination Date") unless at least 30 calendar days prior to the Termination Date, Executive or Employer shall have given notice that he or it does not wish to extend this Agreement.

     5. PREMATURE TERMINATION. Anything in this Agreement contained to the contrary notwithstanding:

          (a) DEATH. Executive's employment hereunder shall terminate forthwith upon the death of Executive.

          (b) DISABILITY. Executive's employment hereunder shall terminate, at the option of Employer, in the event that the Board makes a good faith determination that Executive suffers from Disability (as hereinafter defined) so as to be unable to substantially perform his duties hereunder for an aggregate of 180 calendar days during any period of 12 consecutive months. As used in this Agreement, the term "Disability" shall mean the material inability, in the opinion of three-fourths of the entire membership of the Board set forth in a resolution giving the particulars thereof, of Executive to render his agreed-upon services to Employer due to physical and/or mental infirmity, which opinion is concurred in by a physician or psychiatrist selected by Executive or his duly appointed representative or guardian and reasonably acceptable to Employer.

          (c) TERMINATION FOR CAUSE. Employer may terminate Executive's employment hereunder for Cause. For purposes of this Agreement, Employer shall have "Cause" to terminate Executive's employment hereunder upon (i) the willful and continued failure by Executive to substantially perform his duties hereunder (other than any such failure resulting from Executive's incapacity due to physical or mental illness) after demand for substantial performance is delivered by Employer specifically identifying the manner in which Employer believes Executive has not substantially performed his duties, or (ii) the willful engaging by Executive in misconduct which is materially injurious to Employer, monetarily or otherwise, or (iii) the willful violation by Executive of the provisions of Section 8 hereof provided that such violation results in material injury to Employer. No act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of Employer. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive conducted, or failed to conduct, himself in a manner set forth above in clause (i), (ii), or (iii) of this Section 5(c), and specifying the particulars thereof in detail. Any dispute as to whether Cause to dismiss Executive exists, shall be resolved by arbitration conducted in Los Angeles, California in accordance with the rules of the American Arbitration Association and by a single arbitrator reasonably acceptable to Executive and Employer.

          (d) TERMINATION BY EXECUTIVE. Executive may terminate his employment hereunder (i) for Good Reason (as hereinafter defined) or (ii) if his physical or mental health becomes impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or his life, provided that Executive shall have furnished Employer with a written statement from a doctor or psychiatrist to such effect, and provided further, that, at Employer's request and expense, Executive shall submit to an examination by a physician or psychiatrist selected by Employer and such physician or psychiatrist shall have concurred in the conclusion of Executive's physician or psychiatrist. Until Executive terminates his employment pursuant to clause (ii) of this Section 5(d), he shall continue to receive his full Base Salary, payable at the time such payments are due.

          (e) "GOOD REASON" DEFINED. For purposes of this Agreement, "Good Reason" shall mean (i) any removal of Executive as, or any failure to re- elect Executive as, Chairman of the Board of Employer except in connection with termination of Executive's employment for Cause (as hereinafter defined) or Disability, provided, however, that any removal of Executive as, or any failure to re-elect Executive as, Chairman of the Board of Employer (except in connection with termination of Executive's employment for Cause or Disability) shall not diminish or reduce the obligations of Employer to Executive under this Agreement, or (ii) a reduction of ten percent or more in Executive's then current Base Salary, other than a reduction necessitated by Employer's adverse financial condition, or any failure by Employer to comply with any of the provisions of Sections 1, 2, 3 or 4 hereof, or (iii) the failure of Employer to obtain the assumption of the agreement to perform this Agreement by any successor to Employer, as provided for in Section 8 hereof.

          (f) NOTICE OF TERMINATION. Any termination of Executive's employment by Employer or by Executive (other than termination pursuant to Section 5(a) hereof) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice Of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

          (g) DATE OF TERMINATION. For purposes of this Agreement, "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated pursuant to Section 5(b) hereof, 30 calendar days after Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties on a full- time basis during such 30-day period), (iii) if Executive's employment is terminated pursuant to Section 5(c) hereof, the date specified in the Notice of Termination, and (iv) if Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given.

     6.   PAYMENTS AND BENEFITS UPON EARLY TERMINATION.

          (a) EARLY TERMINATION FOR DEATH, DISABILITY OR CAUSE. Upon the termination of this Agreement prior to the Termination Date (or, if this Agreement shall have been extended to the Extended Termination Date, as provided in Section 4 hereof, prior to the Extended Termination Date) (X) by Employer as a result of death, Disability or termination of Executive for Cause or (Y) by Executive for any of the reasons set forth in clause (ii) of Section 5(d) hereof, Employer shall pay Executive:

               (i) his Base Salary through the Date of Termination at the rate in effect at the time of Notice of Termination is given or, in the case of the death of Executive, the Date of Termination, payable at the time such payments are due; and

               (ii) all other amounts to which Executive is entitled, including, without limitation, expense reimbursement amounts or amounts due under any benefit plan of Employer accrued to the Date of Termination, at the time such payments are due.

          (b) EARLY TERMINATION OTHER THAN FOR DEATH, DISABILITY OR CAUSE. Upon the termination of this Agreement prior to the Termination Date (or, if this Agreement shall have been extended to the Extended Termination Date, as provided in Section 4 hereof, prior to the Extended Termination Date) (X) by Employer other than for death, Disability or Cause or (Y) by Executive for Good Reason or as a result of a breach of this Agreement by Employer, Employer shall pay to
Executive:

               (i) his Base Salary through the Termination Date at the rate in effect at the time Notice of Termination is given, payable at the time such payments are due (or, if this Agreement shall have been extended to the Extended Termination Date, as provided in Section 4 hereof, his Base Salary through the Extended Termination Date at the rate in effect at the time Notice of Termination is given, payable at the time such payments are due); and

               (ii) all other amounts to which Executive is entitled, including, without limitation, expense reimbursement amounts or amounts due under any benefit plan of Employer accrued to the Date of Termination, at the time such payments are due.

     In addition, for the 36-month period after termination for any of the reasons specified in this Section 6(b), Employer shall arrange to provide Executive with life and health insurance benefits substantially similar to those which Executive was receiving immediately prior to the Notice of Termination.

          (c) PAYMENT OF DAMAGES. Upon the early termination of this Agreement, Employer shall pay all other damages to which Executive may be entitled as a result of Employer's termination of his employment under this Agreement, including damages for any and all loss of benefits to Executive under Employer's employee benefit plans which he would have received if Employer had not breached this Agreement and had his employment continued for the full term provided in Section 4 hereof, and including all legal fees and expenses incurred by him in contesting or disputing any such termination of in seeking to obtain or enforce any right or benefit provided by this Agreement.

          (d) MITIGATION NOT REQUIRED. Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise. However, the amount of any payment provided for in this Section 6 shall be reduced by any compensation earned by Executive as the result of employment by another employer engaged in the business of interactive educational computer software after the Date of Termination, or otherwise.

     7.   REGISTRATION RIGHTS.

          (a) At the request of Executive made at any time subsequent to the Date of Termination, SSI/DE, on not more than two occasions, will, as promptly as practicable (and in any event no later than 120 days following the Executive's request): (i) prepare and file under the Securities Act of 1933, as amended ("Securities Act"), using its year-end financial statements for the preceding year, a registration statement relating to all of the common stock of SSI/DE held by or issuable to Executive pursuant to any option or other agreement between SSI/DE and Executive (collectively, the "Registrable Securities"); and (ii) prepare and file with the appropriate Blue Sky authorities the necessary documents to register or qualify such Registrable Securities. Notwithstanding the foregoing, Executive shall not be entitled to exercise his rights under this Section 7(a) for a period of one year following the initial public offering of common stock of the employer without the consent of the lead underwriters in the initial public offering.

          (b) As a condition for the inclusion of any Registrable Securities in any registration statement pursuant to this paragraph 7, at the request of SSI/DE, Executive shall enter into an underwriting agreement with SSI/DE and the underwriter(s) with respect to the registration of the Registrable Securities, in such form as may be reasonably agreed upon by Employer and such underwriter(s), as long as such agreement is consistent with those then in use by major underwriters and with the provisions hereof.

          (c) SSI/DE shall pay all registration expenses relating to any registration of Registrable Securities pursuant to this paragraph 7. Executive shall pay all brokerage fees, underwriting fees and discounts, transfer taxes, if any, and the fees and expenses of Executive's legal counsel in connection with the registration and sale of the Registrable Securities.

     8.   NONDISCLOSURE; NONCOMPETE.

          (a) CONFIDENTIAL INFORMATION. Executive shall not, to the detriment of Employer, knowingly use for his own benefit or disclose or reveal to any unauthorized person, any trade secret or other confidential information received by Executive in the course of his employment or engagement in any capacity by employer which relates to Employer or to any of the businesses operated by it, including, but not limited to, any customer lists, customer needs, price and performance information, specifications, hardware, software, devices, supply sources and characteristics, business opportunities, marketing, promotional, pricing and financing techniques, or other information relating to the business of Employer, and Executive confirms that such information constitutes the exclusive property of Employer. However, said restriction on confidential information shall not apply to information which is: (i) generally available in the industry in which Employer operates, (ii) disclosed in published literature or (iii) obtained by Executive from a third party without binder or secrecy. Executive agrees that, except as otherwise expressly agreed to by Employer, he will return to Employer, promptly upon the request of the Board or any executive officer designated by the Board, any physical embodiment of such confidential information.

          (b) NONCOMPETITION. During the term of his employment by Employer, Executive shall not engage, directly or indirectly (which includes, but is not limited to, owning, managing, operating, controlling, being employed by, giving financial assistance to, participating in or being connected in any material way with any business or person so engaged), anywhere in the continental United States, in the business of interactive educational computer software based on licensed products from major motion pictures and televisions; provided, however, that Executive's ownership as a passive investor of less than five percent of the issued and outstanding stock of any publicly held corporation or partnership so engaged shall not by itself be deemed to constitute such engagement by Executive; and provided further that, subject to obtaining (as and when required) prior written consent, which consent will not be unreasonably withheld, nothing herein shall be construed to prevent Executive from engaging, directly or indirectly, in any capacity in any business in the computer software or movie industries not specified above. During such period, Executive shall not act to induce any of Employer's or its subsidiaries, customers or employees to take action which might be disadvantageous to Employer.

          (c) REMEDIES. Executive recognizes that the possible restrictions on his activities which may occur as a result of his performance of his obligations under this Section 8 are required for the reasonable protection of Employer and its investments, and Executive expressly acknowledges that damages alone will be an inadequate remedy for any breach or violation of this Section 8, and that Employer, in addition to all other remedies at law or in equity, shall be entitled, as a matter of right, to injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction. If any of the provisions of this Section 8 are held to be in any respect an unreasonable restriction upon Executive, then they shall be deemed to extend only over the maximum period of time, geographic area, and/or range of activities as to which they may be enforceable.

          (d) NONEXCLUSIVITY. The undertakings of Executive contained in Sections 8(a), 8(b) and 8(c) hereof shall be in addition to, and not in lieu of, any obligations which he may have with respect to the subject matter hereof, whether by contract, as a matter of law or otherwise.

     9.   SUCCESSORS; BENEFITS.

          (a) SUCCESSORS. Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from Employer in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Employer" shall mean Employer as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          (b) BENEFITS. This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate.

     10.  MISCELLANEOUS PROVISIONS.

          (a) EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          (b) NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as of the date delivered, if delivered personally, or three calendar days after having been mailed, if mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

       If to Employer, to:   Sound Source Interactive, Inc.
                             26115 Mureau Road, Suite B
                             Calabasas, CA   91302-3126

       If to Executive, to:  Vincent J. Bitetti
                             776 Emerson Street
                             Thousand Oaks, CA 91362

or to such other address as either party hereto shall have designated by like notice to the other party hereto (except that a notice of change of address shall only be effective upon receipt).

          (c) AMENDMENT. This Agreement may only be amended by a written instrument executed by each of the parties hereto.

          (d) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral and written, with respect to the subject matter hereof, except that the entitlement of Executive under paragraph 7 of the Prior Agreement to receive a bonus from Employer computed as a percentage of Employer's net sales revenue shall continue in effect until November 30, 1995.

          (e) APPLICABLE LAW. This Agreement shall be governed by the laws of the State of California applicable to contracts made and to be wholly performed therein.

          (f) HEADINGS. The headings contained herein are for the sole purpose of convenience of reference and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

          (g) WAIVER, ETC. The failure of either of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

          IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

                                       EMPLOYER:

                                       SOUND SOURCE INTERACTIVE, INC.,
                                       a Delaware corporation

                                       By: /s/ Ulrich E. Gottschling
                                           -------------------------
                                           Ulrich E. Gottschling, President &
                                           Chief Operating Officer


                                       SOUND SOURCE INTERACTIVE, INC.,
                                       a California corporation

                                       By: /s/ Ulrich E. Gottschling
                                           -------------------------
                                           Ulrich E. Gottschling, President &
                                           Chief Operating Officer

                                       EXECUTIVE:

                                       /s/ Vincent J. Bitetti
                                       ----------------------
                                       Vincent J. Bitetti